As filed with the Securities and Exchange Commission on April 27,
1995.

                                             Registration No. 33-__________




                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C. 20549

                           _____________________
                                 FORM S-4

                          REGISTRATION STATEMENT

                                   Under

                        THE SECURITIES ACT OF 1933

                          ______________________
                     Browning-Ferris Industries, Inc.
          (Exact name of registrant as specified in its charter)

         Delaware                    4953                74-1673682
(State or other jurisdiction     (Primary Standard     (I.R.S. Employer
of incorporation or organi-      Industrial Classi-    Identification No.)
zation)                          fication Code Number)

                              757 N. Eldridge
                           Houston, Texas 77079
                              (713) 870-8100
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                          ______________________
                             GERALD K. BURGER
                       Vice President and Secretary
                     Browning-Ferris Industries, Inc.
                              757 N. Eldridge
                           Houston, Texas 77079
                              (713) 870-7820
         (Name, address, including zip code, and telephone number,
               including area code, of agent for service)
                          _______________________


Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ___


                      CALCULATION OF REGISTRATION FEE

                                        Proposed    Proposed
                                         maximum     maximum
Title of each class                     offering    aggregate   Amount of
of securities to be     Shares to be    price per   offering   registration
    registered          registered      share (1)   price (1)       fee
- --------------------   --------------  ----------  -----------  ------------
Common Stock,            10,000,000    $33.1875    $331,875,000   $114,440
$.16 2/3 Par
Value (2)


(1) Estimated pursuant to Rule 457(c) for the purpose of calculating the registration fee based on the average of the high and low reported prices on April 24, 1995, as reported on the New York Stock Exchange Composite Tape.

(2) Includes the preferred stock purchase rights associated with the Common Stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to the provisions of Rule 429 under the Securities Act of 1933, the Prospectus contained in this Registration Statement also relates to 347,334 shares of Common Stock covered by Registrant's Registration Statement on Form S-4 (Reg. No. 33-52240). The registration fees with respect thereto previously have been paid.


                     BROWNING-FERRIS INDUSTRIES, INC.

                           CROSS REFERENCE SHEET

           Between Items in Part I of the Registration Statement
             (Form S-4) and Prospectus Pursuant to Item 501(b)





             Item of Form S-4                          Location in Prospectus
             -----------------                         ----------------------

1.  Forepart of Registration                                  Cover Page
    Statement and Outside Front Cover Page
    of Prospectus

2.  Inside Front and Outside                         Inside Front and Outside
    Back Cover Pages of Prospectus                       Back Cover Pages;
                                                       Available Information;
                                                      Incorporation of Certain
                                                       Documents by Reference

3.  Risk Factors, Ratio of                            Cover Page; The Company;
    Earnings to Fixed Charges and Other Information     Selected Financial
                                                          Data; Available
                                                    Information; Incorporation
                                                       of Certain Documents
                                                            by Reference*

4.  Terms of the Transaction                                    *

5.  Pro Forma Financial Information                             *

6.  Material Contracts with the Company Being Acquired          *

7.  Additional Information Required for Reoffering          Outstanding
    by Persons and Parties Deemed to be Underwriters     Securities Covered
                                                         by this Prospectus*

8.  Interests of Named Experts and Counsel             Experts; Legal Opinions

9.  Disclosure of Commission Position on                       **
    Indemnification for Securities Act Liabilities

10. Information with Respect to S-3 Registrants           The Company;
                                                     Incorporation of Certain
                                                      Documents by Reference

11. Incorporation of Certain Information             Incorporation of Certain
    by Reference                                      Documents by Reference

12. Information with Respect to S-2 or                         **
    S-3 Registrants

13. Incorporation of Certain Information by Reference          **

14. Information with Respect to Registrants Other              **
    than S-3 or S-2 Registrants

15. Information with Respect to S-3 Companies                  **


16. Information with Respect to S-2 or S-3 Companies           **

17. Information with Respect to Companies Other                *
    than S-3 or S-2 Companies

18. Information if Proxies, Consents or Authorizations         *
    are to be Solicited

19. Information if Proxies, Consents or Authorizations         *
    are not to be Solicited or in an Exchange Offer
_______________________
* Inapplicable (or partially inapplicable as indicated) upon filing of this Registration Statement - may be included in subsequent post-effective amendments under certain circumstances.

**  Not applicable or answer is negative.


                SUBJECT TO COMPLETION DATED APRIL 27, 1995

PROSPECTUS

                    BROWNING-FERRIS INDUSTRIES, INC.

                    10,347,334 Shares of Common Stock
                          ($.16-2/3 Par Value)
                            ________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
 OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.
                                    ________________

This Prospectus covers 10,347,334 shares of Common Stock,
$.16-2/3 par value (the "Common Stock"), which may be offered and issued by the Company from time to time in connection with the acquisition directly or indirectly by the Company of various businesses or properties, or interests therein.

It is expected that the specific terms of any acquisition in respect of which this Prospectus will be delivered will be determined by direct negotiations with the owners or controlling persons of the businesses or properties to be acquired, and that the shares of Common Stock issued in connection therewith will be valued at prices reasonably related to current market prices either at the time the terms of an acquisition are agreed upon or at or about the time of delivery of such shares. No underwriting discounts or commissions will be paid, although finders' fees may be paid from time to time with respect to specific acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

With the consent of the Company, this Prospectus may also be used by persons who have received or will receive from the Company Common Stock covered by this Prospectus or by prospectuses under other registration statements in connection with acquisitions and who may wish to sell such stock under circumstances requiring or making desirable its use. See "Outstanding Securities Covered by this Prospectus" on page 3 for information relating to resales pursuant to this Prospectus of shares of Common Stock issued under the Registration Statement.

The shares of Common Stock offered hereby are or will be listed on the New York Stock Exchange, Inc. subject to official notice of issuance. On April 25, 1995, the closing price of the Common Stock as reported on the New York Stock Exchange Composite Tape was $33.31.

All expenses of this offering will be paid by the Company.

The term "Company" refers to Browning-Ferris Industries, Inc., a Delaware corporation, and its subsidiaries, affiliates and predecessors, unless the context requires otherwise. The Company's executive offices are located at 757 N. Eldridge, Houston, Texas 77079. The Company's mailing address is P.O. Box 3151, Houston, Texas 77253 and its telephone number is (713) 870-8100.

                       ___________________________

              The date of this Prospectus is April __, 1995




            OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS

This Prospectus has also been prepared for use by persons who receive from the Company Common Stock covered by the Registration Statement in acquisitions and who may be entitled to offer such Common Stock under circumstances requiring the use of a prospectus (such persons being referred to under this caption as "Stockholders"); provided, however, that no Stockholder will be authorized to use this Prospectus for any offer of such Common Stock without first obtaining the consent of the Company. The Company may consent to the use of this Prospectus for a limited period of time by the Stockholders and subject to limitations and conditions which may be varied by agreement between the Company and the Stockholders. Resales of such shares may be made on the New York Stock Exchange or such other exchange on which the Common Stock may be listed, in the over-the-counter market, in private transactions or pursuant to underwriting agreements.

Agreements with Stockholders permitting use of this Prospectus may provide that any such offering be effected in an orderly manner through securities dealers, acting as broker or dealer, selected by the Company; that Stockholders enter into custody agreements with one or more banks with respect to such shares; and that sales be made only by one or more of the methods described in this Prospectus, as appropriately supplemented or amended when required. The Stockholders may be deemed to be underwriters within the meaning of the Securities Act.

The Company may agree to indemnify the Stockholders and broker
- - dealers against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses incurred in connection with the offering and sale of shares of Common Stock.

When resales are to be made through a broker or dealer selected by the Company, it is anticipated that a member firm of the New York Stock Exchange may be engaged to act as the Stockholders' agent in the sale of shares by such Stockholders. The member firm will be entitled to commissions (including negotiated commissions to the extent permissible). Sales of shares by the member firm may be made on the New York Stock Exchange or other exchanges from time to time at prices related to the prices then prevailing for shares of Common Stock. Any such sales may be by block trade. Any such member firm may be deemed to be an underwriter within the meaning of the Securities Act and any commissions earned by such member firm may be deemed to be underwriting discounts and commissions under such act.

Upon the Company being notified by a Stockholder that a block trade has taken place, a supplementary prospectus, if required, will be filed pursuant to Rule 424 under the Securities Act, disclosing the name of the member firm, the number of shares involved, the price at which such shares were sold by such Stockholder, and the commissions to be paid by such Stockholder to such member firm.

Stockholders may also offer shares of common stock issued in past and future acquisitions by means of prospectuses under other available registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales which meet the requirements of Rule 145(d) under the Securities Act, and Stockholders should seek the advice of their own counsel with respect to the legal requirements for such sales.



This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from Browning-Ferris Industries, Inc., P.O. Box 3151, Houston, Texas 77253, Attention: Eileen B. Schuler, Assistant Corporate Secretary (Tel. (713) 870-7893). See "Incorporation of Certain Documents by Reference."

                           AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission:
New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, at the offices of the Chicago Stock Exchange, Incorporated, 440 S. LaSalle Street, Chicago, Illinois 60605, and at the offices of the Pacific Stock Exchange Incorporated, 301 Pine Street, San Francisco, California 94104. The Common Stock is listed on such exchanges.

This Prospectus constitutes a part of a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The Company's (i) Annual Report on Form 10-K for the fiscal year ended September 30, 1994, (ii) Quarterly Report on Form 10-Q for the quarter ended December 31, 1994, (iii) Current Reports on Form 8-K dated January 24, 1995, as amended, dated March 2, 1995 and dated March 14, 1995, and (iv) Form 8-A, dated June 1, 1988, for the registration of the Company's Preferred Stock Purchase Rights, filed pursuant to the Exchange Act, are incorporated herein by reference.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus, and prior to the termination of the offering hereby of the Common Stock, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Copies of all documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents) will be provided without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person. Request for such copies should be directed to the Secretary's Department, Browning-Ferris Industries, Inc., P.O. Box 3151, Houston, Texas 77253, telephone number (713) 870-7893.

                               THE COMPANY
The Company is one of the largest publicly-held companies engaged primarily in providing waste services. Subsidiaries and affiliates collect, transport, treat and/or process, recycle and dispose of commercial, residential, and municipal solid wastes and industrial wastes. The Company's subsidiaries are also involved in resource recovery, medical waste services, portable restroom services, and municipal and commercial sweeping operations. The Company's subsidiaries and affiliates (including unconsolidated affiliates) operate in approximately 400 locations in North America and approximately 250 locations outside North America and employ approximately 37,000 persons. In addition to operations in the United States, Canada and Puerto Rico, the Company has operations in Australia, Finland, Germany, Hong Kong, Italy, Kuwait, the Netherlands, New Zealand, Spain and the United Kingdom.

The term "Company" refers to Browning-Ferris Industries, Inc., incorporated in Delaware on October 26, 1970, and to its subsidiaries, affiliates and predecessors, unless the context requires otherwise. The Company's executive offices are located at 757 N. Eldridge, Houston, Texas 77079. The Company's mailing address is P.O. Box 3151, Houston, Texas 77253, and its telephone number is (713) 870-8100.

                              USE OF PROCEEDS

This Prospectus relates to shares of Common Stock of the Company which may be offered and issued by the Company from time to time in connection with the acquisition of other businesses or properties, or interests therein. Other than the businesses or properties acquired, there will be no proceeds to the Company from these offerings. When this Prospectus is used in a public reoffering or resale of Common Stock acquired pursuant to this Prospectus, the Company will not receive any proceeds from such sale by the selling stockholder.

                          SELECTED FINANCIAL DATA

The following is a summary of certain consolidated financial information regarding the Company for the periods indicated. The selected financial information set forth below for the years ended September 30, 1990 through 1994 is summarized or prepared from the Company's audited consolidated financial statements for such periods. The financial information set forth for the three months ended December 31, 1993 and 1994 is summarized or prepared from the Company's unaudited consolidated financial statements for such periods, which have been prepared on a basis substantially consistent with the audited consolidated financial statements, and reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to a fair presentation of the financial position and results of operations for such periods. The results for the three months ended December 31, 1994 are not necessarily indicative of the results for the full year. The data presented below should be read in conjunction with the Company's consolidated financial statements and the notes thereto incorporated by reference herein. See "Incorporation of Certain Documents by Reference".






        (In Millions, Except for Ratios and Per Share Amounts)



                     Three
                   Months Ended
                   December 31,        Year Ended September 30,
                  ---------------  ------------------------------------
                    1994    1993   1994    1993    1992    1991    1990
Operating          -----    -----  -----   -----   -----   -----   ----
Statement Data:

Revenues(1)        $1,293 $  928  $4,315  $3,479  $3,278  $3,175  $2,958

Income from
continuing
operations before
special charges
and extraordinary
item               $   90 $   59  $  284  $  214  $  176  $  222  $  298

Income from
continuing
operations before
extraordinary item $   90 $   59  $  284  $  197  $  176  $   65  $  257

Net income (loss)  $   90 $   59  $  279  $  197  $  176  $   65  $  (45)

Income (loss) per
common and common
equivalent share -
Income from
continuing
operations before
extraordinary item $  .45 $  .34  $ 1.52   $ 1.15(3) $ 1.11 $ .42(4) $1.68(5)

Net income (loss)  $  .45 $  .34  $1.49(2) $ 1.15    $ 1.11 $  .42   $(.29)

Cash dividends per
common share       $  .17 $  .17  $  .68   $  .68    $  .68 $  .68   $  .64

Cash Flow Data:

Capital
expenditures -
continuing
operations         $  199 $  156  $  694  $  606  $  531  $  478  $  441

Cash flows from
operating
activities         $  185 $  141  $  694  $  614  $  577  $  686  $  593

Balance Sheet
Data:

Property and
equipment, net     $3,346 $2,615  $3,050  $2,516  $2,264  $2,140  $1,988

Total assets       $6,880 $4,382  $5,797  $4,296  $4,068  $3,656  $3,574

Senior long-term
debt, excluding
current maturities $1,522 $  352  $  714  $  334  $  349  $  407  $  448

Convertible
subordinated
debentures         $  745 $  745  $  745  $  745  $  745  $  745  $  745

Common
stockholders'
equity             $2,454 $1,546  $2,392  $1,533  $1,460  $1,114  $1,162

Other Data:

Ratio of earnings
to fixed
charges (6)          4.44    4.01   4.25   3.31(7)   3.08   1.76(8)  4.21


(1) Certain reclassifications have been made in prior period amounts to conform to the current year presentation.

(2) Includes extraordinary charge of $5 million, net of tax ($.03 per share) related to the loss on early retirement of debt.

(3) $1.25 per share before a special charge of $.10 per share taken in fiscal 1993 to cover the estimated expense of reorganizing the Company's regional structure in the United States.

(4) $1.44 per share before a special charge of $1.02 per share taken in fiscal 1991 to establish additional landfill closure and post-closure accruals.

(5) $1.94 per share before special charges of $.27 per share taken in fiscal 1990 to provide primarily for additional landfill market development reserves and in connection with the settlement of a series of private civil lawsuits.

(6) For the purposes of computing the ratio of earnings to fixed charges, "earnings" has been calculated by adding to the caption "income before income taxes, extraordinary item and minority interest", fixed charges, excluding capitalized interest, and by deducting equity in earnings of affiliates less than 50% owned.
    "Fixed Charges" consists of interest expense whether capitalized or expensed, amortization of debt costs, and one-third of rental expense, which the Company considers representative of the interest factor in the rentals. The interest expense portion of fixed charges includes interest expense and interest costs capitalized related to the Company's proportionate share of 50%-owned subsidiaries and has been reduced by capitalized interest income earned on proceeds primarily from tax-exempt financings of such 50%-owned subsidiaries.

(7) Excluding the effects of the fiscal 1993 reorganization charge of $27.0 million, the ratio of earnings to fixed charges for fiscal 1993 was 3.51.

(8) Excluding the effects of the fiscal year 1991 special charge of $246.5 million, the ratio of earnings to fixed charges for fiscal year 1991 was 3.63.



DESCRIPTION OF CAPITAL STOCK

Pursuant to its Restated Certificate of Incorporation, BFI is authorized to issue (i) 400,000,000 shares of Common Stock, $.16-2/3 par value, and
(ii) 25,000,000 shares of Preferred Stock, without par value, of which 4,000,000 shares have been designated by the Board of Directors as Series A Participating Preferred Stock, which may be issued upon the exercise of Rights (hereinafter defined) associated with the Common Stock as discussed below.

On March 31, 1995, 212,648,092 shares of Common Stock were issued and outstanding and 35,504,439 shares were reserved for issuance (i) pursuant to the Company's Dividend Reinvestment Plan and employee benefit plans (including stock option plans), (ii) upon conversion of debentures, and (iii) in connection with the acquisition of businesses and properties in the normal course of business. Holders of Common Stock are entitled to one vote for each share held. All outstanding shares are, and shares issuable hereunder will be, validly issued, fully paid and nonassessable. Holders of Common Stock have no cumulative voting rights or preemptive rights. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the distribution of assets remaining after payment of debts and expenses and of any preference due to holders of any preferred stock of the Company then outstanding. No shares of preferred stock are currently outstanding.

On June 1, 1988, the Board of Directors of the Company declared a dividend distribution of one right (a "Right") on each share of Common Stock outstanding at the close of business on June 13, 1988, and in connection therewith entered into a Rights Agreement, dated as of June 1, 1988 (as amended, the "Rights Agreement") with Texas Commerce Bank National Association (subsequently succeeded by First Chicago Trust Company of New York) as Rights Agent. In addition, the Board authorized the issuance of one Right with respect to each share of Common Stock that becomes outstanding between June 13, 1988 and the earliest of the dates on which separate Right certificates are distributed or the Rights expire or are redeemed. The Rights distribution was not taxable to stockholders.

When exercisable, each Right will entitle the registered holder to purchase one one-hundredth of a share of Series A Participating Preferred Stock at an exercise price of $110.00, subject to adjustment. The Rights will not be exercisable prior to the expiration of the Company's right to redeem the Rights. The Company is entitled to redeem the Rights at $.05 per Right (subject to adjustment) up to and including the tenth business day (twentieth business day if the Board of Directors so determines) after the acquisition by a person of beneficial ownership of shares of the Company's stock having 10% or more of the general voting power of the Company. The Rights will expire on June 13, 1998, unless earlier redeemed.

In general, the Rights Agreement provides that if the Company is acquired in a merger or other business combination transaction on or at any time after the date on which a person obtains ownership of stock having 10% or more of the Company's general voting power ("Stock Acquisition Date"), provision must be made prior to the consummation of such transaction to entitle each holder of a Right (except as provided in the Plan) to purchase at the exercise price a number of the acquiring company's common shares having a market value (determined as provided in the Rights Agreement) at the time of such transaction of two times the exercise price of the Right. The Rights Agreement also provides that in the event of (i) the acquisition of the Company on or at any time after the Stock Acquisition Date in a merger or other business combination transaction in which the Company's Common Stock remains outstanding and unchanged, (ii) certain self-dealing transactions by a 10% or greater stockholder, (iii) the acquisition by a person of at least 15% of the general voting power of the Company or (iv) an increase in the ownership interest of a 10% or greater stockholder by more than 1% as a result of the occurrence of any of certain events specified in the Rights Agreement, then, in each such case, each holder of a Right (except as provided in the Rights Agreement) will have the right to receive, upon payment of the exercise price, a number of shares of Series A Participating Preferred Stock having a market value (determined as provided in the Rights Agreement) at the time of such transaction of two times the exercise price of a Right.

Certain provisions in the Company's Restated Certificate of Incorporation and By-laws may have an effect of delaying, deferring or preventing a change in control of BFI. These provisions require that the Company's Board of Directors be divided into three classes that are elected for staggered three-year terms; provide that stockholders may act only at annual or special meetings and may not act by written consent; provide that special meetings of stockholders may be called only by the Board of Directors; authorize the directors of the Company to determine the size of the Board of Directors; require that stockholder nominations for directors be made to the Nominating Committee of the Company prior to a meeting of stockholders; provide that directors may be removed only for cause and only by a supermajority vote (80% of shares outstanding) of the stockholders (a "Supermajority Vote"), including a majority in interest of the holders ("Minority Holders") of voting stock held by persons other than any person who, together with its affiliates and associates, owns more than 10% of the voting stock; provide for certain minimum price and procedural requirements in connection with certain business combinations, in the absence of which the business combination would require approval by a Supermajority Vote, including a majority in interest of the Minority Holders; require a Supermajority Vote, including a majority in interest of the Minority Holders, for the amendment of any of the foregoing provisions unless approved by a majority of the Board of Directors in certain events; and authorize the Board of Directors to establish one or more series of Company Preferred Stock, without any further stockholder approval, having rights, preferences, privileges and limitations that could impede or discourage the acquisition of control of the Company.

The Common Stock Transfer Agent and Registrar is First Chicago Trust Company of New York, Stock Transfer Department, Post Office Box 3981, Church Street Station, New York, New York 10008.

                                PRICE RANGE OF
                          COMMON STOCK AND DIVIDENDS

The Common Stock is listed on the New York, Chicago and Pacific Stock Exchanges and trades under the symbol "BFI". The Common Stock is also listed on The International Stock Exchange of the United Kingdom and Republic of Ireland Ltd. The following table sets forth, for the periods indicated, (i) the high and low sale prices of the Common Stock as reported on the New York Stock Exchange Composite Tape, and (ii) the dividends declared on the Common Stock.

                                              Price Range
                                       High       Low     Dividends
                                       -----     ------   ----------

Fiscal Year Ended September 30,
1993
  First Quarter.............           $27-1/8   $21-5/8     $.17
  Second Quarter............            28-5/8    25-3/4      .17
  Third Quarter.............            28        24          .17
  Fourth Quarter............            27-7/8    22-3/8      .17

Fiscal Year Ended September 30,
1994
   First Quarter.............          $27-1/2    $20-7/8    $.17
   Second Quarter............           30-1/4     24-1/4     .17
   Third Quarter.............           32-1/4     24-5/8     .17
   Fourth Quarter............           32-7/8     29         .17

Fiscal Year Ending September 30,
1995
   First Quarter.............          $33-3/8    $25-5/8    $.17
   Second Quarter............           34-1/4     27-1/8     .17
   Third Quarter.............           34-3/4     32-7/8
   (through April 25, 1995)






For a recent closing sales price for the Common Stock, as reported on the New Stock Exchange, see the cover page of this Prospectus. As of April 26, 1995, there were approximately 19,000 holders of record of Common Stock.

The Company has paid cash dividends on its Common Stock each year since 1950 and currently expects to continue the payment of dividends, although future dividend payments will depend upon the Company's level of earnings, financial requirements and other relevant factors, including dividend restrictions contained in the Company's debt instruments. The amount available for payment of dividends on the Common Stock pursuant to the most restrictive of such limits was approximately $1.0 billion at December 31, 1994, after giving effect to cash dividends paid or declared through December 31, 1994. The most restrictive limit in the Company's credit agreements provides that the Company will not permit consolidated net worth at any time (i) during the fiscal year ending September 30, 1995 to be less than $1.5 billion, and
(ii) during any subsequent fiscal year, to be less than the amount of required consolidated net worth for the immediately preceding year plus 25% of consolidated net income for such immediately preceding fiscal year; excluding certain adjustments relating to foreign currency translation.

                                LEGAL OPINION
The legality of the Common Stock to be offered hereby will be passed upon for the Company by Edward C. Norwood, Divisional Vice President and Associate General Counsel of the Company. Mr. Norwood owns or has the right to acquire less than .1% of the Company's common stock.

                                   EXPERTS
The consolidated financial statements and schedules included in the Annual Report of the Company on Form 10-K for the year ended September 30, 1994, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

The consolidated financial statements of Attwoods plc included in the Company's Current Report on Form 8-K dated January 24, 1995, incorporated herein by reference, have been audited by Binder Hamlyn, Chartered Accountants, Registered Auditors, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in, or incorporated by reference in, this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, by any selling stockholder or underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.
                               _______________

                              TABLE OF CONTENTS

                                                                       Page
                                                                       -----
Outstanding Securities
Covered by this Prospectus                                               3

Available Information                                                    4

Incorporation of Certain
Documents by Reference                                                   5

The Company                                                              6

Use of Proceeds                                                          6

Selected Financial Data                                                  6

Description of Capital
Stock                                                                   10

Price Range of Common Stock
and Dividends                                                           12

Legal Opinion                                                           13

Experts                                                                 13



                        Browning-Ferris  Industries, Inc.
                                10,000,000 Shares
                                      of
                                  Common Stock



                          _________________________

                             P R O S P E C T U S
                          _________________________




April __, 1995




                                    PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware empowers the Company to, and the By-laws of the Company provide that it shall, indemnify any person who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (formal or informal), other than an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Company, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

The Company's By-laws provide, pursuant to Section 145 of the General Corporation Law of the State of Delaware, for indemnification of officers, directors, employees and agents of the Company and persons serving at the request of the Company in such capacities for other business organizations against certain losses, costs, liabilities and expenses incurred by reason of their positions with the Company or such other business organizations.

The Company's Restated Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by law, director liability for monetary damages for breaches of fiduciary duty of care.

At the annual meeting of stockholders held on March 4, 1987, the Company's stockholders adopted a resolution authorizing the Company to enter into an Indemnity Agreement (the "Indemnity Agreement") with each director of the Company and with certain officers of the Company designated by the Board of Directors or its Executive Committee. The Indemnity Agreement requires that the Company indemnify directors and designated officers who are parties thereto in all cases to the fullest extent permitted by applicable law.

Pursuant to a policy of directors' and officers' liability and corporation reimbursement insurance, the Company's officers and directors are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted while acting in their capacities as directors or officers of the Company.

Pursuant to a number of agreements by which the Company acquired ownership of businesses, the former owners of those businesses individually agreed to indemnify each officer of the Company, each person who may be liable as a director of the Company or as a person who controls or shall have controlled the Company within the meaning of the Securities Act of 1933, as amended (the "Securities Act") against certain liabilities that such officers, directors or controlling persons might incur. Generally, such former owners have agreed to indemnify such officers, directors or controlling persons against any and all damages or liabilities to which such officers, directors or control persons may become subject under the Securities Act, the Securities Exchange Act of 1934, as amended, state securities laws, the common law or otherwise, including legal and other expenses incurred in connection therewith, but only insofar as such liabilities arise out of or are based upon any untrue statement or omission or alleged omission based upon information furnished to the Company by or on behalf of such former owner for use in certain registration statements filed by the Company under the Securities Act or upon failure of such former owner to provide such information.


Item 21.  Exhibits and Financial Statement Schedules.

(a)  Exhibits

      3.1  Restated Certificate of Incorporation of BFI, dated
           October 7, 1991. (Exhibit 3(a) of Form 10-K for the fiscal year ended September 30, 1993, is hereby incor-porated by reference.)

     *3.2  By-laws of BFI, as amended through March 1, 1995.

      4.1 Rights Agreement, dated June 1, 1988, between BFI and Texas Commerce Bank National Association. (Exhibit 3.3 of Form 10-K for the fiscal year ended September 30, 1988, is hereby incorporated by reference.)

      4.2 First Amendment, dated March 1, 1989, to Rights Agreement, dated as of June 1, 1988, between BFI and Texas Commerce Bank National Association. (Exhibit 10.1 of Form 10-Q for the quarter ended June 30, 1989, is hereby incorporated by reference.)

      4.3 Second Amendment, dated March 7, 1990, to Rights Agreement, dated as of June 1, 1988, between BFI and First Chicago Trust Company of New York as successor Rights Agent. (Exhibit 4.1 of Form 10-Q for the quarter ended March 31, 1990, is hereby incorporated by reference.)

      4.4 Amended and Restated Revolving Credit Agreement, dated as of September 10, 1992, among BFI and Texas Commerce Bank National Association, as Administrative Agent, and the other banks named therein. (Exhibit 4.4 of Form 10-K for the fiscal year ended September 30, 1992, is hereby incorporated by reference.)

      4.5 Restated Indenture, dated as of September 1, 1991, between First City, Texas-Houston, National Association, Trustee, and BFI. (Exhibit 4.8 of Form 10-K for the fiscal year ended September 30, 1991, is hereby incorporated by reference.)

      4.6 Indenture, dated as of August 1, 1987, between First RepublicBank Houston, National Association, Trustee, and BFI. (Exhibit 4.1 to Registration Statement on Form S-3 No. 33-16537 is hereby incorporated by reference.)

      4.7 First Supplemental Indenture, dated as of January 11, 1994, between Nations Bank of Texas, National Association, Trustee, and BFI. (Exhibit 4(f) to Registration Statement on Form S-3 No. 33-58790 is hereby incorporated by reference.)

      4.8 Indenture, dated as of July 16, 1990, between BFI and Morgan Guaranty Trust Company of New York, as Trustee. (Exhibit 4.1 of Form 10-Q for the quarter ended June 30, 1990, is hereby incorporated by reference.)

      4.9 First Supplemental Indenture, dated as of December 26, 1990, to Indenture, dated as of July 16, 1990, between BFI and Morgan Guaranty Trust Company of New York, as Trustee. (Exhibit 4.1 of Form 10-Q for the quarter ended December 31, 1990, is hereby incorporated by reference.)

     4.10 500,000,000 pounds Multicurrency Revolving Credit Agreement, dated December 5, 1994, between BFI Acquisitions plc, BFI International, Inc., Browning-Ferris Industries Europe, Inc., the Company and Credit Suisse and the Banks specified therein. (Exhibit 10 of Form 10-Q for the quarter ended December 31, 1994, is hereby incorporated by reference.)

     *5.1  Opinion of Edward C. Norwood as to legality of securities.

     *23.1 Consent of Edward C. Norwood (Included in the opinion filed as Exhibit 5.1)

     *23.2 Consent of Arthur Andersen LLP.

     *23.3 Consent of Binder Hamlyn.

      24.1 Powers of Attorney (Included in the signature page).

_______________
*Filed herewith.


(b)  Financial Statement Schedules
     Financial Statement Schedules have been previously filed as part of the Company's Form 10-K for the fiscal year ended September 30, 1994.


Item 22.  Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange
Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all required information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                               SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on this 27th day of April, 1995.

                               BROWNING-FERRIS INDUSTRIES, INC.
                                            (Registrant)

                               By:  /s/ William D. Ruckelshaus
                               -------------------------------
                                       William D. Ruckelshaus,
                                       Chairman of the Board,
                                       Chief Executive Officer
                                            and Director

                       POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints WILLIAM D. RUCKELSHAUS, JEFFREY
E. CURTISS and RUFUS WALLINGFORD, and each of them, acting without the others, true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

                                  /s/ William D. Ruckelshaus
                                  -------------------------------
                                    William D. Ruckelshaus,
                                    Chairman of the Board,
                                    Chief Executive Officer
                                         and Director

                                      /s/ Bruce E. Ranck
                                  -------------------------------
                                        Bruce E. Ranck,
                                  President, Chief Operating
                                     Officer and Director

                                      /s/ Norman A. Myers
                                  -------------------------------
                                       Norman A. Myers,
                                     Vice Chairman, Chief
                                Marketing Officer and Director


                                    /s/ Jeffrey E. Curtiss
                                  -------------------------------
                                      Jeffrey E. Curtiss,
                                   Senior Vice President and
                                    Chief Financial Officer

                                    /s/ David R. Hopkins
                                  -------------------------------
                                       David R. Hopkins,
                                  Vice President, Controller
                                 and Chief Accounting Officer

                                   /s/ William T. Butler
                                  -------------------------------
                                  William T. Butler, Director

                                   /s/ C. Jackson Grayson, Jr.
                                  -------------------------------
                                  C. Jackson Grayson, Jr., Director

                                    /s/ Gerald Grinstein
                                  -------------------------------
                                    Gerald Grinstein, Director

                                      /s/  Ulrich Otto
                                  -------------------------------
                                     Ulrich Otto, Director

                                    /s/ Harry J. Phillips, Sr.
                                  -------------------------------
                                  Harry J. Phillips, Sr., Director

                                    /s/ Joseph L. Roberts, Jr.
                                  -------------------------------
                                  Joseph L. Roberts, Jr., Director

                                      /s/ Marc J. Shapiro
                                  -------------------------------
                                   Marc J. Shapiro, Director

                                     /s/ Robert M. Teeter
                                  -------------------------------
                                  Robert M. Teeter, Director

                                   /s/ Marina v.N. Whitman
                                  -------------------------------
                                   Marina v.N. Whitman, Director

                                    /s/ Louis A. Waters
                                  -------------------------------
                                   Louis A. Waters, Director

                                    /s/ Peter S. Willmott
                                  -------------------------------
                                  Peter S. Willmott, Director


Date: April 27, 1995

                             EXHIBIT INDEX

   3.1   Restated Certificate of Incorporation of BFI, dated
         October 7, 1991. (Exhibit 3(a) of Form 10-K for the fiscal year ended September 30, 1993, is hereby incor-porated by reference.)

  *3.2   By-laws of BFI, as amended through March 1, 1995.

   4.1 Rights Agreement, dated June 1, 1988, between BFI and Texas Commerce Bank National Association. (Exhibit 3.3 of Form 10-K for the fiscal year ended September 30, 1988, is hereby incorporated by reference.)

   4.2 First Amendment, dated March 1, 1989, to Rights Agreement, dated as of June 1, 1988, between BFI and Texas Commerce Bank National Association. (Exhibit 10.1 of Form 10-Q for the quarter ended June 30, 1989, is hereby incorporated by reference.)

   4.3 Second Amendment, dated March 7, 1990, to Rights Agreement, dated as of June 1, 1988, between BFI and First Chicago Trust Company of New York as successor Rights Agent. (Exhibit 4.1 of Form 10-Q for the quarter ended March 31, 1990, is hereby incorporated by reference.)

   4.4 Amended and Restated Revolving Credit Agreement, dated as of September 10, 1992, among BFI and Texas Commerce Bank National Association, as Administrative Agent, and the other banks named therein. (Exhibit 4.4 of Form 10-K for the fiscal year ended September 30, 1992, is hereby incorporated by reference.)

   4.5 Restated Indenture, dated as of September 1, 1991, between First City, Texas-Houston, National Association, Trustee, and BFI. (Exhibit 4.8 of Form 10-K for the fiscal year ended September 30, 1991, is hereby incorporated by reference.)

   4.6 Indenture, dated as of August 1, 1987, between First RepublicBank Houston, National Association, Trustee, and BFI. (Exhibit 4.1 to Registration Statement on Form S-3 No. 33-16537 is hereby incorporated by reference.)

   4.7 First Supplemental Indenture, dated as of January 11, 1994, between Nations Bank of Texas, National Association, Trustee, and BFI. (Exhibit 4(f) to Registration Statement on Form S-3 No. 33-58790 is hereby incorporated by reference.)

   4.8 Indenture, dated as of July 16, 1990, between BFI and Morgan Guaranty Trust Company of New York, as Trustee. (Exhibit 4.1 of Form 10-Q for the quarter ended June 30, 1990, is hereby incorporated by reference.)

   4.9 First Supplemental Indenture, dated as of December 26, 1990, to Indenture, dated as of July 16, 1990, between BFI and Morgan Guaranty Trust Company of New York, as Trustee. (Exhibit 4.1 of Form 10-Q for the quarter ended December 31, 1990, is hereby incorporated by reference.)

   4.10 500,000,000 pounds Multicurrency Revolving Credit Agreement, dated December 5, 1994, between BFI Acquisitions plc, BFI International, Inc., Browning-Ferris Industries Europe, Inc., the Company and Credit Suisse and the Banks specified therein. (Exhibit 10 of Form 10-Q for the quarter ended December 31, 1994, is hereby incorporated by reference.)

   *5.1  Opinion of Edward C. Norwood as to legality of securities.

   *23.1 Consent of Edward C. Norwood (Included in the opinion filed as Exhibit 5.1)

   *23.2 Consent of Arthur Andersen LLP.

   *23.3 Consent of Binder Hamlyn.

    24.1 Powers of Attorney (Included in the signature page).

_______________
*Filed herewith.